CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-220026 on Form S-3, and No. 333-27877, No. 333-114488, and No. 333-212635 on Form S-8, of our reports dated February 22, 2019, relating to the consolidated financial statements and financial statement schedules of MDU Resources Group, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
February 22, 2019